At its meeting on November 14, 2008, the Board adopted the following resolutions:

      WHEREAS, the Trustees have considered the Trust being named as an insured under the Bond, a joint fidelity bond, having an aggregate coverage of $5,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the 1940 Act;

      WHEREAS,  the  Trustees  have  reviewed the form of the Bond;
      and

      WHEREAS, the Administrator has notified the Trustees that the premium on such Bond for October 1, 2008 to March 31, 2009 would be $266.00.

      NOW THEREFORE, BE IT RESOLVED, that the Trust being named as an insured as of October 1, 2008 under the Bond, a joint fidelity bond, having an aggregate coverage of $5,000,000, issued by ICI Mutual Insurance Company against larceny, embezzlement, and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Trust from time to time, and containing such provisions as may be required by the rules promulgated under the 1940 Act, be and hereby is ratified and confirmed;

      FURTHER RESOLVED, that the finding of the Board and a majority of the Independent Trustees, voting separately, that the Bond is reasonable in form and amount, having given due consideration to all relevant factors, including but not limited to, the value of the aggregate assets of the funds to which any such covered person under Rule 17g-1 may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the fund's portfolios, the number of other parties named as insured parties under said Bond, and the nature and size of the business activities of such other parties be and hereby is ratified and confirmed;

      FURTHER RESOLVED, that the premium, $266.00 plus $1.00 tax, on such Bond to be allocated to each series of the Trust be and hereby is ratified and confirmed by a majority of Independent Trustees, taking all relevant factors into consideration, including but not limited to, the number of other parties named as insured, the nature of the business activities of such other parties, the amount of the joint insured bond and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond;

      FURTHER RESOLVED, that the allocation agreement between the Trust and the other named insureds under the Bond be and hereby is ratified and confirmed;

      FURTHER RESOLVED, that the Treasurer or Secretary of the Trust being designated as the officer who shall make the filings and give the notices required by paragraph (g) of said Rule 17g-1 and Regulation S-T be and hereby is ratified and confirmed; and

      FURTHER RESOLVED, that the Unanimous Written Consent of the Trustees of the Trust dated October 22, 2008 approving resolutions substantially similar to the foregoing is hereby ratified and approved by the Board.




As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by all directors (including directors who are not interested persons or any of the affiliated persons covered by the Board) at an in person meeting as set forth above.

     IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of February 2009.

/s/ Karen Shupe
Karen Shupe
Secretary




     Had the above-referenced investment companies not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1. The World Funds, Inc.                        $1,000,000
2. World Insurance Trust                        $  225,000
3. American Growth Fund                         $  225,000
4. Shepherd Growth Fund                         $  200,000
5. Diamond Portfolio Investment Trust           $   50,000
6. World Funds Trust                            $  100,000
7. DGHM                                         $  350,000



     The premium that has been paid under the Joint Insured Fidelity Bond covers the period from March 31, 2008 to March 31, 2009 for an aggregate coverage amount of $5,000,000. The premium that has been paid for DGHM under the Joint Insured Fidelity Bond covers the Trust for the period from March 31, 2008 to March 31, 2009.